UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 13, 2008

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(e).

The Personnel and Compensation Committee of our Board of Directors took certain actions with respect to incentive compensation for our executive officers at a meeting held on February 13, 2008.

Annual Incentive Award Eligibility for Fiscal 2008

We have a shareholder-approved compensation plan, the 1996 Executive Incentive Award Plan, which was amended and restated January 1, 2007. On February 13, 2008, our Board’s Personnel and Compensation Committee approved the eligibility of certain officers to receive annual incentive awards (bonuses) under the 1996 plan. The committee designated James E. Rohr, our Chairman and Chief Executive Officer and our next four most highly compensated executive officers as the five eligible officers.

Under the plan, the maximum amount that each of the participants will be eligible to receive is 0.2% of “Incentive Income” for 2008. The plan defines “Incentive Income” as our consolidated net income, with certain adjustments. The net income is increased for income taxes and then adjusted for the impact of any item resulting from changes in the tax law, for the impact of any extraordinary items, discontinued operations, acquisition costs and merger integration costs. The net income will also be adjusted for the impact of our obligation to fund long-term incentive programs at BlackRock, Inc., including both charges or credits for marking the funding obligation to market and gains or losses on the transfer of shares in satisfaction of such obligation (the “BlackRock LTIP Shares Obligation”).

Once the year ends, the committee will decide whether to make a downward adjustment from the maximum bonus amount for each participant. In making a downward adjustment, the committee has determined that it will take into account the same types of performance factors used in deciding bonuses for the other executive officers who do not participate in the 1996 plan. The committee focuses on corporate performance metrics, such as diluted earnings per share (EPS) performance and return on average common shareholders’ equity (ROCE), but does not follow a particular formula. The committee looks at relative corporate performance, as measured against our peer group. The committee may also consider line of business performance and, in some cases, individual performance.

Any bonuses for fiscal 2008 will be paid in the first quarter of 2009. On February 13, the committee also determined that any bonuses would be denominated in dollars and would contain a non-cash portion, consisting of restricted stock, cash-payable restricted share units or stock-payable restricted share units, as well as a cash portion. The first portion of the 2008 bonus would equal 75% of the dollar-denominated award amount and would be paid in cash (or deferred, if the officer previously made an election to do so). The remaining 25% would consist of an award of restricted PNC common stock or share units, in either case subject to forfeiture if the executive officer does not remain with us during a three-year vesting period (with certain limited exceptions). This non-cash portion would be further increased by 25% to reflect a risk of forfeiture and the lack of liquidity during the vesting period. The committee approved these conditions for the 1996 plan participants as well as for most of our other executive officers.

2006 Incentive Award Plan – 2008 Performance Unit Grants

As previously reported, our Board’s Personnel and Compensation Committee granted incentive performance unit award opportunities on January 15, 2008 to certain of our senior officers. The committee authorized these grants under our shareholder-approved 2006 Incentive Award Plan. The committee made similar grants under this plan in 2007 and under a predecessor plan in 2006.

Under the terms of these grants, the grantee has the opportunity to receive a payout in shares of PNC common stock, or a combination of stock and cash-equivalents, based on our performance relative to peers. Performance is measured with respect to corporate diluted earnings per share (EPS) growth and return on average common shareholders’ equity (ROCE) performance in each year over a three-year performance period starting on January 1st of the grant year. The amount of the grant is stated in terms of a target number of share units. The actual award may range from nothing up to two times target, as adjusted upward during the performance period for phantom dividends.

Each year, the committee approves the terms and conditions and peer group for that year’s grant, and for that year of the three-year performance period for all of the outstanding grants. On February 13, 2008, the committee approved the terms and conditions and peer group for the 2008 grants and for the 2008 performance year of the 2006 and 2007 grants.

As in the earlier grants, the potential payout amount for the 2008 grants at the end of the three-year performance period is performance-based. First, an annual percentage will be determined for our relative corporate EPS growth and ROCE performance for each year in the three-year performance period based on the potential payout calculation schedules established for that year by the committee, giving equal weight to EPS growth and ROCE performance. The basic annual payout calculation schedule, which generates a payout percentage for that year based on our relative position within the peer group that year with respect to EPS growth and ROCE performance, will remain the same for the 2008 performance year for all three years’ grants.

At the end of the three-year performance period, the three annual percentages resulting from these measurements are then averaged. Finally, this overall average percentage will then be applied to the number of dividend-adjusted target share units to arrive at the calculated award payout amount. This calculated amount is expressed as a number of share units. Final awards are determined by the committee.

The committee will review the calculated award payout amounts for the 2008 grants early in 2011 and will make its final award decisions at that time. The committee may reduce the calculated award payout amounts.

Corporate performance criteria for these grants continue to be based on our annual EPS growth and ROCE performance relative to our peers, with slightly different adjustments. As in prior years, the adjustments for the 2008 grants are intended to align, as closely as possible, performance as measured for these awards with the metrics we use as a corporation to measure corporate performance.

For the 2008 grants, EPS and ROCE performance results will be adjusted, on an after-tax basis, for the impact of any extraordinary items, items resulting from a change in tax law, discontinued operations, acquisition and merger integration costs, Visa-litigation-related expenses/charges or gains and other gains/losses on Visa shares as applicable, and, in our case, the net impact of PNC’s BlackRock LTIP Shares Obligation. EPS will also be adjusted for any stock splits, and ROCE will also be adjusted for the impact of any goodwill. For the 2006 and 2007 grants, certain adjustments will be added on a going forward basis. Adjustments will be done, including with respect to PNC, on the basis of publicly disclosed financial information.

Generally, in order to receive an award payout, an executive must still be employed by us at that time. There are certain limited exceptions that may be approved by the committee. In most cases, there will be further limitations on the maximum size of any award payout that may be approved for a former employee. The grants also include a formula for calculating a final award in the event of a change in control. Awarded share units up to the initial target share unit number will be paid in shares of our common stock. For this purpose, the number of target share units is not adjusted for phantom dividends. Any remaining awarded share units will be paid in cash. The amount of cash will be equal to the market value of the number of shares represented by the remaining share units.

The committee also reviews the makeup of the peer group that will be used in making these comparative annual measurements to determine whether any changes are advisable (for example, due to mergers and acquisitions). The committee did not make any changes to the 2008 peer group from 2007. The peer group used for each year is the same for each outstanding grant. With respect to the three outstanding grants, the 2008 peer group represents the 2008 peer group for the performance unit grants made in 2006 (payable in 2009), 2007 (payable in 2010) and 2008 (payable in 2011).

2006 Incentive Award Plan – Additional Performance Unit Grants

Also, in recognition of William S. Demchak’s role in the oversight of PNC’s asset and liability (A&L) management function, in addition to his role as vice chairman and head of the corporate and institutional banking function, the committee determined to provide him with an additional incentive award opportunity that would depend on the performance of the A&L unit over a three-year performance period.

The committee provided this incentive in the form of a performance unit grant on February 13, 2008 under our shareholder-approved 2006 Incentive Award Plan. The grant was denominated in shares with a target number of 47,000 share units in the grant. The committee made similar grants to Mr. Demchak under this plan in 2007 and under a predecessor plan in 2006.

Similar to the prior grants, the 2008 performance unit award opportunity grant has a three-year performance period, beginning on January 1st of the grant year, and a maximum award size at the end of the performance period of 200% of the target share units. The committee will certify the level of performance achieved at the end of the performance period and determine the final number of awarded units in early 2011. Awarded performance units would be paid in cash, with the maximum amount of the cash payment determined by multiplying the number of performance units then awarded by the per share price of our common stock on the award date.

At its meeting, the committee also finalized corporate performance goals for this grant based on the investment performance of PNC’s A&L unit as compared to benchmark performance for each of the three years in the overall performance period. Each of these potential award amounts will be based on the level of performance achieved by the A&L unit for that year relative to the benchmark performance index (in basis points) and the potential award payout schedules for levels of performance established by the committee for this grant.

The committee has determined that the benchmark that will be used in making the comparative measurements for these performance goals will be the same benchmark performance index that we use internally to evaluate the investment performance of our A&L unit. As we may adjust the composition of this benchmark from time to time to reflect portfolio changes and changes in corporate strategy, the benchmark against which A&L unit performance will be measured for each year of the overall performance period for this grant will be the benchmark in effect as of March 30 of that year.

The annual potential award payout schedule has a sliding scale that ranges from 0 for performance below the threshold level for a positive award up through 200% for performance significantly above benchmark. The annual potential payout schedule for the 2008 grant is as follows, with percentages interpolated for performance between the points indicated below. The committee also determined that this same schedule will apply, on a going forward basis only, to Mr. Demchak’s 2006 and 2007 grants for purposes of calculating the annual potential award payout for 2008 and, as relevant, 2009 performance.

Annual Performance Relative to Benchmark	Annual Potential Payout Percentage of Target
+40 basis points or higher	200%
+20 basis points	150%
0 basis points (at benchmark) to -25 basis points	100%
-35 basis points	40%
-40 basis points or below	0%

The final maximum award that Mr. Demchak will be eligible to receive will be the average of the potential award amounts (expressed as a percentage of target) calculated for each of the three covered years. The committee will have the discretion to award any amount up to, but not exceeding, the maximum amount so determined by the levels of performance achieved, if any.

The committee intends to engage in a careful review process at the end of the three-year performance period in determining whether and to what extent it will exercise negative discretion, and expects to take into account such factors as absolute A&L unit financial performance, absolute proprietary trading results, cumulative performance relative to the benchmark, adherence to risk parameters, and contributions to the success of our other businesses.

Generally, Mr. Demchak must still be employed by us at the time the committee makes its determination, with certain limited exceptions, in order to receive an award payout with respect to these performance unit grants. The grants also include a formula for calculating a final award in the event of a change in control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: February 20, 2008	By:	/s/ Samuel R. Patterson
Samuel R. Patterson
Controller